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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                              OVERLAND DATA, INC.
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                               (NAME OF ISSUER)


                     Common Stock, no par value per share
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                        (TITLE OF CLASS OF SECURITIES)


                                  690213 10 3
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                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 690213 10 3                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Seagate Technology, Inc.
      94-2612933

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            Common Stock:         1,136,747 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Common Stock:         0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Common Stock:         1,136,747 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Common Stock:         0 shares
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Common Stock:             1,136,747 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 /1/
11
      Common Stock:             10.8%

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      TYPE OF REPORTING PERSON*
12
      CO

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                      *SEE INSTRUCTION BEFORE FILLING OUT

/1/ Outstanding shares reported herein for Overland Data, Inc. are based on data as of February 2, 1998 as reported by Overland Data, Inc. in its
    Form 10-Q for the quarter ended December 31, 1997.
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CUSIP No. 690213 10 3                                          Page 3 of 5 Pages


ITEM 1.

     (a) NAME OF ISSUER:  Overland Data, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          8975 Balboa Avenue, San Diego, CA 92123
ITEM 2.

     (a) NAME OF PERSON FILING:  Seagate Technology, Inc.

     (b) ADDRESS OF PRINCIPAL OFFICE: 920 Disc Drive, Scotts Valley, CA 95066

     (c) CITIZENSHIP:  Delaware

     (d) TITLE OF CLASS OF SECURITIES:  Common Stock, no par value

     (e) CUSIP NUMBER:  690213 10 3


ITEM 3.    Not applicable

ITEM 4.

     (a) AMOUNT BENEFICIALLY OWNED:  1,136,747 shares

     (b) PERCENT OF CLASS:  Common Stock:                 10.8%/2/

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i) Sole power to vote or to direct the vote:   1,136,747 shares
               (ii) Shared power to vote or to direct the vote: 0 shares
              (iii) Sole power to dispose or direct the disposition of:
                                                                1,136,747 shares
               (iv) Shared power to dispose or direct the disposition of:
                                                                        0 shares

ITEM 5.    NOT APPLICABLE

ITEM 6.    NOT APPLICABLE

____________________
/2/See Note 1 on Page 2 of this Schedule.
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CUSIP No. 690213 10 3                                          Page 4 of 5 Pages


ITEM 7.   NOT APPLICABLE

ITEM 8.   NOT APPLICABLE

ITEM 9.   NOT APPLICABLE
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CUSIP No. 690213 10 3                                          Page 5 of 5 Pages


ITEM 10. BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    February  13, 1998
                                    -------------------------------------------
                                                        Date


                                    /s/ Thomas F. Mulvaney
                                    -------------------------------------------
                                                      Signature


                                     Thomas F. Mulvaney, Senior Vice President
                                     ------------------------------------------
                                                     Name/Title